EXHIBIT 99.1

[NORTHERN STATES FINANCIAL CORPORATION LETTERHEAD]

TO:	Executive Officers and Directors of Northern States Financial Corporation
FROM:	Scott Yelvington, President and CEO
DATE:	June 7, 2011
RE:	Notice of Trading Blackout Period for Directors and Executive Officers

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As you may know, Northern States Financial Corporation (the “Company”) will be making certain changes under the Northern States Financial Corporation Employee Profit Sharing Trust (the “Plan”).  The Plan will be changing investment options and recordkeepers.  This notice is to inform you that due to these changes, Plan participants will be temporarily unable to direct or diversify investments in their individual accounts or receive a distribution from the Plan during a temporary blackout period that is scheduled to begin on Saturday, July 2, 2011, and is expected to end on or about Friday, August 19, 2011.

Because there are restrictions on investment changes involving the Company’s common stock held in the Plan during this blackout period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, any director or executive officer of the Company is generally prohibited from, directly or indirectly, entering into any transaction with respect to the Company’s common stock (including any derivative securities) (the “Company Stock”).   Specifically, during the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring, any Company Stock, including exercising stock options, if you acquire or previously acquired such Company Stock in connection with your service as a director or executive officer of the Company, subject to certain limited exceptions.  This trading restriction includes indirect trading where you have a pecuniary interest in the transaction.

    The limited exemptions to the restrictions under Section 306(a) and Regulation BTR for certain transactions in Company Stock include bona fide gifts; transactions involving Company Stock that were acquired other than in connection with your service or employment as a director or officer (which you must be able to demonstrate); and transactions pursuant to a Rule 10b5-1 compliant trading plan, provided that such plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction.  Because these and other exemptions are narrowly construed, any proposed transactions should be discussed with the Company’s Vice President and Corporate Secretary, Kerry Biegay, before taking any action concerning Company Stock during this period.

    Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under the Company’s Insider Trading Policy.

    During the blackout period, you may obtain information about the blackout period, including confirming as to whether it has ended, by contacting the Company’s Vice President and Corporate Secretary, Kerry Biegay, at 1601 North Lewis Avenue, Waukegan, Illinois  60085, or by telephone at (847) 244-6000.